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                                                                     Exhibit 3.5

                             ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATON
                                       OF
                          GLOBAL MAINTECH CORPORATION



1. The name of the corporation is Global MAINTECH Corporation, a Minnesota corporation.

2.   The amendment adopted is:

          "Paragraph 3.1 of Article 3 of the Company's Third Amended and Restated Articles of Incorporation is hereby amended as follows:

          3.1  Designation and Number.  The aggregate number of authorized
               ----------------------
          shares of the corporation is 18,500,000 shares, no par value, of which 887,980 shares shall be designated Series A Convertible Preferred Stock (the "Series A Preferred Stock"), 123,077 shall be designated Series B Convertible Cumulative Preferred Stock (the "Series B Preferred Stock"), 1,675 shall be designated as Series C Convertible Preferred Stock (the "Series C Preferred Stock"), and 9,698,992 shares shall be divisible into such classes and series, have such designations, voting rights, and other rights and preferences and be subject to such restriction as the Board of Directors of the corporation may from time to time establish, fix and determine consistent with the provisions hereof. Unless otherwise designated in these Third Restated Articles by the Board of Directors, all issued shares shall be deemed "Common Stock" (as defined in Section 3.4(d)) with equal rights and preferences. The rights, preferences, privileges and restrictions granted to and imposed upon the Common Stock, the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock are set forth in this Article 3."

3. The amendment has been adopted pursuant to Section 139 of the Minnesota Business Corporation Act.

          IN WITNESS WHEREOF, the undersigned, James Geiser, Secretary of Global MAINTECH Corporation, being duly authorized on behalf of Global MAINTECH Corporation, has executed this document this 7th day of April, 2000.


                                         /s/ James Geiser
                                         -----------------------
                                         James Geiser, Secretary